PBF Energy Provides Update on Toledo Refinery Operations

PARSIPPANY, NJ– May 28, 2015 – PBF Energy Inc. (NYSE: PBF) announced today that its Toledo refinery has experienced an unplanned shutdown of its Fluid Catalytic Cracking Unit (“FCC”) due to a compressor malfunction. We expect the FCC to be out of service for approximately two to three weeks. We are continuing to monitor the situation in order to properly assess the economic impact of the unplanned downtime. The refinery continues to operate its unaffected units at reduced rates and expects total throughput for the second quarter to be approximately 130,000 to 140,000 barrels per day. Full-year throughput for the Toledo refinery is expected to be 145,000 to 155,000 barrels per day.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customers and vendors; risks relating to the securities markets generally; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 53.9% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994